Exhibit 10.77

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made and entered in this September 30,  2014 by and among CDI China, Inc., a wholly owned subsidiary of CD International Enterprises, Inc. (the "Seller") and Yuwei Huang (the "Purchaser").

W I T N E S S E T H:

WHEREAS, Seller has equity ownership in the magnesium companies as listed in Exhibit A. (the "Target Companies") and

WHEREAS, Purchaser desires to purchase the equity ownership of the Target Companies from Seller on the terms and conditions set forth in this Agreement; and

WHEREAS, Seller desires to sell its equity ownership of the Target Companies to Purchaser on the terms and conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

1.      Consideration/Purchase Price.  In consideration of the transaction, Purchaser shall cancel 8,325,949 shares of Seller’s common stock held by different individuals related to Buyer and 41,524 convertible Series D Preferred Stock (1:1000) owned by Purchaser (the “CDII Shares”).  Individual stocker holders and number of CDII shares to be cancelled by each stock holder are listed in Exhibit B.

2.      Obligations of Seller.  Upon the date hereof, Seller shall assist Purchaser to complete title transfer and to facilitate Purchaser to obtain authorization, registration and other legal process from local government within 60 business days upon signing of this agreement.

3.      Obligations of Purchaser.  Upon the date hereof, Purchaser agrees to assume all liabilities of the Target Companies including but not limited to accounts, loans and notes payables, all taxes in any form, and etc. Purchaser shall deliver to Seller a letter confirming the cancellation of the CDII Shares and Series D Preferred Stock held by Purchaser. Purchaser shall mail all original stock certificates to Seller at the following address within 10 business days upon signing this agreement.  In the event that the original stock certificate is lost or stolen, the stock holder shall issue a personal statement to Seller stating that he or she is willing to give up the shares.

CDI China, Inc.
431 Fairway Dr, Ste 200
Deerfield Beach, FL, USA

4.      Closing and Condition to Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before December 31, 2014 (the “Closing Date”), provided that Seller and Buyer have completed their obligations as stated in this agreement.

5.      Representations and Warranties of Purchaser.

A. Authority of Purchaser; Execution of Agreement.  Purchaser has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  No consent, authorization, approval, license, permit or order of, or filing with, any person or governmental authority is required in connection with the execution of the transactions and obligations to be performed by them hereunder.  This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

B.      Purchaser is an experienced and sophisticated investor, able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of acquiring the Target Companies.

C.      Purchaser is the beneficial owner of record of the CDII Shares, which ownership interest is free and clear of all rights, claims, liens and encumbrances, and has not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

6.      Representations and Warranties of Seller.

A. Authority of Seller; Execution of Agreement.  Seller has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder.  No consent, authorization, approval, license, permit or order of, or filing with, any person or governmental authority is required in connection with the execution of the transactions and obligations to be performed by them hereunder.  This Agreement has been duly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws.

B.      Seller is an experienced and sophisticated investor, able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of acquiring the Target Companies.

C.      Seller is the beneficial owner of record of the Target Companies, which ownership interest is free and clear of all rights, claims, liens and encumbrances, and has not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

7.      General Indemnification. Buyer agrees to indemnity and hold Seller and its officers, directors, employees and agents harmless from all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys’ fees and expenses), whether suit is instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Seller, arising from, in connection with or as a result of the operation of the business prior to and after the Closing Date.

8.      Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if physically delivered; delivered by overnight delivery, confirmed telecopy, telegram or courier; or three days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, addressed to the recipient at the address listed at the top of the first page of this Agreement.  Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address will be effective only upon receipt.

9.      Miscellaneous.

A.           Assurances.  All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

B.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.  It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

C.           Amendment.  This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

D.           Choice of Law.  This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida.

E.           Effect of Waiver.  The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.  The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

F.          Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

G.           Enforcement.  Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs.  Venue for any such action, in addition to any other venue permitted by statute, will be in Broward County, Florida.

H.           Binding Nature.  This Agreement will be binding upon and will inure to the benefit of any successor or successors of the parties to this Agreement.

I.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

J.           Construction.  This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

K.           The parties, as evidenced by their signatures below, acknowledge that this Agreement has been presented to their attorneys and that their attorneys have had the opportunity to review and explain to them the terms and provisions of the Agreement, and that they fully understand those terms and provisions.

IN WITNESS WHEREOF, the parties have respectively caused this Agreement to be executed as of the date first above written.

Seller: CDI CHINA, INC.	Purchaser: YUWEI HUANG
/s/ Yuejian James Wang Signature Yuejian James Wang Print Name 09/30/2014 Date	/s/ Yuwei Huang Signature Yuwei Huang Print Name 09/30/2014 Date

Exhibit A: Target Companies

List of Subsidiaries - Magnesium Segment

• Taiyuan Changxin Magnesium Co., Ltd., a company organized under the laws of the PRC and a 51% owned subsidiary of CDI China;
• Taiyuan Changxin YiWei Trading Co., Ltd., a company organized under the laws of the PRC and a wholly owned subsidiary of Chang Magnesium;
• Asia Magnesium Corporation Limited, a company organized under the laws of Hong Kong and a wholly owned subsidiary of Capital One Resource;
• Baotou Changxin Magnesium Co., Ltd., a company organized under the laws of the PRC, a 51% owned subsidiary of CDI China;
• International Magnesium Trading Corp., a company organized under the laws of Brunei and a 100% owned subsidiary of IMG;
• Taiyuan Ruiming Yiwei Magnesium Co., Ltd., a company organized under the laws of the PRC and an 80% majority owned subsidiary of CDI China;
• Beauty East International, Ltd., a Hong Kong company and a wholly owned subsidiary of CDI China.
• Marvelous Honor Holdings Inc., a Brunei company and a wholly owned subsidiary of CDI China.
• Golden Trust Magnesium Industry Co., Ltd.，a company organized under the laws of the PRC and a wholly owned subsidiary of CDI China;
• Lingshi Xinghai Magnesium Industry Co., Ltd.，a company organized under the laws of the PRC and a wholly owned subsidiary of Ruiming Magnesium.

Exhibit B. CDII Shares and Series D Preferred Stock to be Returned and Cancelled

Stock Holder	Date Issued	Cert No.	No. of Shares
Yuwei Huang	3/18/2010	75	250,000
Pine Capital Enterprises Inc.	1/25/2011	88	769,231
Hao Su	5/25/2011	95	1,219,820
Yongxiang Dai	10/5/2011	106	500,000
Yongxiang Dai	10/6/2011	107	500,000
Yongxiang Dai	10/10/2011	109	219,820
Lifei Huang	3/23/2012	116	899,824
Xumin Cui	3/23/2012	119	899,824
Qingcheng Huang	3/23/2012	118	2,465,527
Xumin Cui	3/23/2012	120	601,903
Total			8,325,949

Convertible Series D preferred stock 1:1000
Xumin Cui	11/12/2013	1	13,530
Lifei Huang	11/12/2013	2	8,107
Qingcheng Huang	11/12/2013	3	10,525
Xiaorui Su	11/12/2013	4	9,362
Total			41,524
			41,524,000**
**after conversion
Total number of shares to be cancelled			49,849,949